FIFTH AMENDMENT TO
                       AMENDED AND RESTATED LOAN AGREEMENT

         Fifth Amendment (this "Amendment") entered into as of December 23, 2005 between INTEGRAMED AMERICA, INC. (the "Borrower") and BANK OF AMERICA, N.A., successor by merger to Fleet National Bank (the "Bank").

         WHEREAS, the Borrower and the Bank are parties to an Amended and Restated Loan Agreement dated as of September 28, 2001, as amended by a First Amendment dated as of September 16, 2002, a Second Amendment dated as of July 31, 2003, a Third Amendment dated as of November 14, 2003 and a Fourth Amendment dated as of March 21, 2005 (as so amended, the "Agreement"); and

         WHEREAS, the Borrower has requested that the Bank amend, and the Bank has agreed to amend certain provisions of the Agreement.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

         (a) The following new defined terms shall be added to Section 1.1 of the Agreement in their correct place alphabetically and shall read in their entirety as follows:

                  "Amendment No. 5" shall mean that certain Fifth Amendment to this Agreement between the Borrower and the Bank dated as of December 23, 2005.

                  "Swap Contract" shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

                  "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank or any Affiliate of the Bank).

                  "Unfunded Capital Expenditures" shall mean, for any period, Capital Expenditures made during such period to the extent such Capital Expenditures were not financed from the proceeds of long term debt (borrowings of Revolving Loans hereunder not included) and if they were made with cash, so long as the Borrower and its Subsidiaries maintain cash balances of not less than $5,000,000 at all times.

         (b) The following terms defined in Section 1.1 of the Agreement shall be amended in their entirety to read as follows:

                  "Applicable Margin" shall apply respectively to Revolving Credit Loans and the Term Loan as provided in the applicable pricing grid set forth below, and means at any time and from time to time the rate per annum above the Prime Rate, or LIBOR, as the case may be, at all times during which the applicable Pricing Level set forth in the applicable grid below is in effect, the percentage set forth in the applicable grid below next to such Pricing Level and under the applicable column:

         a) Pricing Grid For Revolving Credit Loans:

                              Fluctuating Rate        LIBOR Loans
                              Loans
         Pricing Level I          0.00%                2.25%
         Pricing Level II         0.00%                2.00%
         Pricing Level III        0.00%                1.75%



         b) Pricing Grid For Term Loan:

                              Fluctuating Rate        LIBOR Loans
                              Loans
         Pricing Level I          0.00%                2.50%
         Pricing Level II         0.00%                2.25%
         Pricing Level III        0.00%                2.00%



         In each of the above cases, changes in the Applicable Margin resulting from a change in a Pricing Level shall be based upon the financial statements/certificate most recently delivered pursuant to Sections 5.2(a)(i) and 5.2(b) and shall become effective on the date such financial statements or certificate, as applicable, are delivered to the Bank in the format required by this Agreement. Notwithstanding anything to the contrary contained in this definition, (i) if, at any time and from time to time, the Borrower shall be in Default of its obligations under Section 5.2, Pricing Level I (as increased pursuant to Section 2.11(c)) shall apply until such Default is cured during the period and (ii) provided that no Default has occurred and is continuing, commencing on the date of Amendment No. 5 and ending on the date that is six months after the date of Amendment No. 5, the Applicable Margin for the Term Loan shall be 1.75%.

                  "Borrowing Base" shall mean at any time (A) 55% of the Borrower's Eligible Accounts Receivable at such time, minus (B) the sum of the aggregate face amount of outstanding SBLCs plus any unreimbursed draws in respect thereof, each at the time of calculation of the Borrowing Base.

                  "Fixed Charge Coverage Ratio" shall be determined on a rolling four-quarter basis and shall mean, for any such four-quarter period, the ratio of (A) Consolidated EBITDA for such period, minus the sum of
         (i) Unfunded Capital Expenditures during such period, (ii) cash dividends paid during such period and (iii) income taxes paid during such period to (B) Consolidated Debt Service for such period.

                  "Pricing Level I" shall mean the applicable Pricing Level at any time when the Leverage Ratio is greater than or equal to 2.00:1.00.

                  "Pricing Level II" shall mean the applicable Pricing Level at any time when the Leverage Ratio is greater than or equal to 1.50:1.00 but less than 2.00:1.00.

                  "Pricing Level III" shall mean the applicable Pricing Level at any time when the Leverage Ratio is less than 1.50:1.00.

                  "Termination Date" shall mean December __, 2008 or, if such date is not a Business Day, the Business Day next succeeding such date.

         (c) In Section 1.1. of the Agreement, the amount "$1,000,000" appearing in clause (ii)(a) of the definition of "Permitted Acquisition" as the dollar limitation on Acquisition Cost for any one Acquisition, and the amount "$3,000,000" appearing in clause (ii)(b) of the definition of "Permitted Acquisition" as the dollar limitation on Acquisition Cost for all Acquisitions in any one calendar, are hereby deleted and the amounts "$2,500,000" and "$5,000,000", respectively, are substituted in lieu thereof.

         (d) The definition of "Maintenance Capital  Expenditures"  appearing in
Section 1.1 of the Agreement is hereby deleted.

         (e) The definition of "Consolidated EBITDA" appearing in Section 1.1 of the Agreement is amended by inserting the word "Consolidated" immediately prior to "Interest Expense" in clause (ii) thereof.

         (f) The definition of "Obligations" appearing in Section 1.1 of the Agreement is hereby amended by adding the following sentence at the end thereof:

         For the avoidance of doubt and without limiting the generality of the foregoing, the Obligations of the Borrower or any Guarantor under the Loan Documents (and which obligations are covered by the Guarantees and secured by the Security Documents) shall include, without limitation, all obligations and exposure of the Borrower or any Guarantor arising out of, under, based upon or relating to (i) any Swap Contract of the Borrower or any Guarantor to which the Bank or any of its Affiliates is a party, and (ii) any cash management or treasury management arrangements provided by the Bank or its Affiliates.

         (g) Section 2.1(a) of the Agreement is amended in its entirety to read as follows:

                  (a) Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans to the Borrower (the "Revolving Credit Loans") and issue SBLCs for the account of the Borrower from time to time during the Commitment Period of which the aggregate principal amount of (i) Revolving Credit Loans and SBLCs at any one time outstanding shall not exceed the lesser of (x) $10,000,000 or (y) the Borrowing Base and (ii) SBLCs at any one time outstanding shall not exceed Two Million and 00/100 Dollars ($2,000,000.00), as such amounts may be reduced as provided in this Agreement (the "Commitment"). During the Commitment Period the Borrower may use the Commitment (i) for obtaining Revolving Credit Loans by borrowing, prepaying in whole or in part and reborrowing on a revolving basis, all in accordance with the terms and conditions hereof and (ii) for the issuance of SBLCs by the issuance, repayment and/or termination in whole or in part and reissuance on a revolving basis, all in accordance with the terms and conditions hereof.

         (h) Section 2.4(a) of the Agreement is amended in its entirety to read as follows:

                  (a) SBLCs Fees. The Borrower agrees to pay for the issuance of each SBLCs (A) a per annum fee equal to the product of the face amount of such SBLC and the Applicable Margin then existing for Revolving Credit Loans, such fee to be payable on the issuance thereof and (B) any other standard fees and commissions routinely charged in connection therewith.

         (i) Section 2.5(a) of the Agreement is amended by adding the following sentence at the end thereof:

                  For the avoidance of doubt, the face amount of SBLCs then outstanding shall constitute utilization of the Commitment for purposes of calculating the commitment fee on the unused portion of the Commitment hereunder.

         (j) Section 2.8 of the Agreement is amended in its entirety to read as follows:

                  2.8 Term Loan. The Bank extended a term loan to the Borrower pursuant to the terms of the Original Agreement and this Agreement and as of the date of Amendment No. 5 such term loan had an outstanding principal balance of $3,162,500. On the date that Amendment No. 5 becomes effective in accordance with its terms, the Bank hereby agrees to increase the amount of such term loan by $6,837,500 and extend an amended and restated term loan to the Borrower in an aggregate principal amount of $10,000,000 (such increased and amended and restated term loan shall, for all purposes of this Agreement and the other Loan Documents, be referred to as the "Term Loan;" whenever the Term Loan is referred to in the Agreement or any of the other Loan Documents, it shall be deemed to be such increased and amended and restated Term Loan). The Term Loan shall be evidenced by, among other things, an amended and restated term note substantially in the form of Exhibit B to Amendment No. 5 and dated the date of Amendment No. 5,

         (the "Term Note;" whenever the Term Note is referred to in the Agreement or any of the other Loan Documents, it shall be deemed to be such increased and amended and restated Term Note). The Term Loan shall be payable in sixty (60) consecutive monthly principal installments as follows: the first fifty-nine (59) principal installments shall each be in an amount equal to One Hundred Nineteen Thousand Forty-Seven Dollars and 62/100 ($119,047.62) and shall be payable on the last day of each calendar month commencing January 31, 2006 and the sixtieth (60th) and final principal installment shall be in an amount equal to the then remaining unpaid principal balance and shall be due and payable, together with all accrued and unpaid interest, on December 31, 2010. The Term Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum, to be elected pursuant to the provisions of this Agreement equal to either
         (i) LIBOR plus the Applicable Margin, or (ii) the Prime Rate (which interest rate shall change when and as the Prime Rate changes) plus the Applicable Margin. In all cases interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in this Agreement. After any stated or accelerated maturity thereof, the Term Note shall bear interest at the increased rate set forth in this Agreement.

         (k) Section 6(a) of the Agreement is amended to read in its entirety as follows: (a) Intentionally Omitted.

         (l) Section 6(b) of the Agreement is amended in its entirety to read as follows:

                  (b) Minimum Liquidity: at all times, minimum cash and Cash Equivalents in an aggregate amount of not less than $5,000,000.

         (m) Section 6(c) of the Agreement is amended to read in its entirety as follows:

                  (c) Leverage Ratio: A Leverage Ratio in a proportion not greater than (i) 2.25 to 1.00 from the date of Amendment No. 5 through and including September 30, 2006, (ii) 2.00 to 1.00 from December 31, 2006 through and including September 30, 2007, (iii) 1.75 to 1.00 from December 31, 2007 through and including September 30, 2008, or (iv)
         1.50 to 1.00 from December 31, 2008 through the last day of each fiscal quarter thereafter.

         (n) Section 6(d) of the Agreement is amended to read in its entirety as follows:

                  (d) Total Funded Debt Ratio: A Total Funded Debt Ratio in a proportion not greater than (i) 3.25 to 1.00 from the date of Amendment No. 5 through and including September 30, 2006, (ii) 3.00 to 1.00 from December 31, 2006 through and including September 30, 2007, (iii) 2.75 to 1.00 from December 31, 2007 through and including September 30, 2008, or (iv) 2.50 to 1.00 from December 31, 2008 through the last day of each fiscal quarter thereafter.

         (o) All references in the Agreement or in any other Loan Document to "Fleet National Bank" or to "Fleet National Bank, a Bank of America company" are hereby amended to read "Bank of America, N.A., successor by merger to Fleet National Bank.

         (p) Section 8 of the Agreement is amended by adding the word "or" at the end of paragraph (m), and adding a new Event of Default paragraph (n) immediately thereafter, to read as follows:

                  (n) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Specified Person is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Specified Person is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Specified Person as a result thereof is greater than $50,000;

         3. Representations. The Borrower hereby represents and warrants to the Bank that:

                  (a) Each and every of the representations and warranties set forth in the Agreement and/or the documents executed pursuant thereto or in connection therewith is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety.

                  (b) No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist.

         4. Acknowledgments. All obligations in connection with the Agreement are and shall continue to be (i) secured by the collateral referenced in the Agreement and more fully described in one or more security agreements in favor of the Bank and (ii) guaranteed by the Guarantors referenced in the Agreement pursuant to Guarantees in favor of the Bank.

         5. Guarantor Reaffirmation. By their execution of this Amendment in the space provided below, each of the Guarantors indicated below hereby consent to this Amendment and reaffirm their continuing liability under their respective Guarantees, in respect of the Agreement as amended hereby and all the documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense or counterclaim (any such offset, defense or counterclaim as may exist being hereby irrevocably waived by such Guarantors).

         6. Miscellaneous. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Agreement or any of the documents referred to therein or (b) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement or any documents referred to therein. Whenever the Agreement is referred to in the Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

         7. Effectiveness. This Amendment shall be effective as of the date first above written; provided that this Amendment shall not be effective unless and until (i) the Bank shall have received counterparts of this Amendment, the amended and restated Revolving Credit Note (substantially in the form of Exhibit A hereto) and the amended and restated Term Note (substantially in the form of Exhibit B hereto), each duly signed by the Borrower, (ii) the Borrower shall have paid all of the fees and expenses of the Bank's outside counsel in connection with the preparation and negotiation of this Amendment and the documents related thereto, (iii) the Borrower shall have paid to the Bank, for its own account, a nonrefundable facility fee in the amount of (A) $37,500 on account of the revolving credit facility and (B) $37,500 on account of the term loan, (iv) the Bank shall have received a security agreement, in form and substance reasonably satisfactory to the Bank, from each Guarantor and from each of the medical practices from whom the Borrower (or any Guarantor) purchases accounts receivable, (v) the Bank shall have received an opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Bank, as to certain matters with respect to each medical practice's security agreement and
(vi) the Bank shall have received evidence of such proper corporate organization, existence, authority and appropriate corporate proceedings with respect to the Borrower and the matters addressed by this Amendment and the documents, instruments and agreements executed pursuant hereto or in connection herewith, and such other certificates, instruments, and documents as the Bank shall reasonably request.

         8. Counterparts. This Amendment may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

                   [Balance of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

                                    INTEGRAMED AMERICA, INC.



                                    By:/s/John W. Hlywak, Jr.
                                          -------------------
                                    Name: John W. Hlywak, Jr.
                                    Title: Senior Vice President and
                                           Chief Financial Officer

                                    BANK OF AMERICA, N.A.,
                                     successor by merger to Fleet National Bank


                                    By:/s/ Thomas G. Carley
                                           ------------------
                                    Name:  Thomas G. Carley
                                    Title: Senior Vice President

         Each of the Guarantors indicated below hereby consents to the foregoing Amendment and reaffirms its continuing liability under its respective Guarantees in respect of the Agreement as amended thereby and all the documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense or counterclaim (any such offset, defense or counterclaim as may exist being hereby irrevocably waived by such guarantors).

                                    INTEGRAMED PHARMACEUTICAL SERVICES, INC.



                                    By:/s/ John W. Hlywak, Jr.
                                           -------------------
                                    Name:  John W. Hlywak, Jr.
                                    Title: Vice President

                                    INTEGRAMED FINANCIAL SERVICES, INC.



                                    By: /s/John W. Hlywak, Jr.
                                           -------------------
                                    Name:  John W. Hlywak, Jr.
                                    Title: Vice President


                                    REPRODUCTIVE PARTNERS, INC.



                                    By:_________________________________________
                                    Name:
                                    Title:

                                    EXHIBIT A


               FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE

                              REVOLVING CREDIT NOTE

$10,000,000.00                                                December __, 2005

         INTEGRAMED AMERICA, INC., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of BANK OF AMERICA, N.A., successor by merger to Fleet National Bank (the "Bank") on the Termination Date, as such term is defined in the Loan Agreement dated as of September 28, 2001, between the Borrower and the Bank, as amended from time to time (as so amended the "Agreement"; terms defined in the Agreement shall have their defined meanings when used in this Note), at the office of the Bank specified in Section
10.1 of the Agreement, in lawful money of the United States of America and in immediately available funds the principal amount of TEN MILLION and 00/100 DOLLARS ($10,000,000.00) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to Section 2.1(a) of the Agreement. The Borrower further promises to pay interest in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Borrower pursuant to the terms of Section 2.2 of the Agreement. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement. All Loans made by the Bank pursuant to subsection 2.1(a) of the Agreement and all payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, to which the holder may add additional pages. The aggregate net unpaid amount of Loans set forth in such schedule shall be presumed to be the principal balance hereof. After the stated or any accelerated maturity hereof, this Note shall bear interest at an increased rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

         This Note is the Revolving Credit Note referred to in the Agreement, and is entitled to the benefits thereof and may be prepaid, and is required to be prepaid, in whole or in part (subject to the indemnity provided in the Agreement) as provided therein. Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement. This Note is secured by the collateral described in each Security Agreement.

         This Note shall be construed in accordance with and governed by the laws of the State of New York.

         This Note shall replace and supersede the $7,000,000 Revolving Credit Note made by the Borrower to the order of the Bank dated as of July 31, 2003 (the "Prior Note"); provided, however, that the execution and delivery of this Note shall not in any circumstance be deemed to have terminated, extinguished or discharged the Borrower's indebtedness under such Prior Note, all of which indebtedness shall continue under and be governed by this Note and the documents, instruments and agreements executed pursuant hereto or in connection herewith. This Note is a replacement, consolidation, amendment and restatement of the Prior Note and IS NOT A NOVATION. The Borrower shall also pay and this Note shall also evidence any and all unpaid interest on all Revolving Credit Loans made by the Bank to the Borrower pursuant to Prior Note, and at the interest rate specified therein, for which this Note has been issued as replacement therefor.

                                              INTEGRAMED AMERICA, INC.


                                              By:/s/John W. Hlywak, Jr.
                                                    -------------------------
                                              Name: John W. Hlywak, Jr.
                                              Title:Senior Vice President and
                                                    Chief Financial Officer

                   SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                            TO REVOLVING CREDIT NOTE
                            INTEGRAMED AMERICA, INC.
                                       TO
                              BANK OF AMERICA, N.A.


                    Last Day              Balance
         Amount     Interest of Interest  Principal   Remaining     Notation
Date     of Loan    Period                Paid        Unpaid        Made By
-----------------------------------------------------------------------------


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


                                    EXHIBIT B


                     FORM OF AMENDED AND RESTATED TERM NOTE

                                    TERM NOTE


$10,000,000.00                                                December __, 2005



         INTEGRAMED AMERICA, INC., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of BANK OF AMERICA, N.A., successor by merger to Fleet National Bank (the "Bank") at its office specified in Section 10.1 of the Loan Agreement dated as of September 28, 2001 between the Borrower and the Bank, as amended from time to time (as so amended the "Agreement"; terms defined in the Agreement shall have their defined meanings when used in this Note) in lawful money of the United States and in immediately available funds, the principal sum of Ten Million and 00/100 Dollars ($10,000,000), payable in sixty (60) consecutive monthly principal installments as follows: the first fifty-nine (59) principal installments shall each be in an amount equal to One Hundred Nineteen Thousand Forty-Seven Dollars and 62/100 ($119,047.62) and shall be payable on the last day of each calendar month commencing January 31, 2006 and the sixtieth (60th) and final principal installment shall be in an amount equal to the then remaining unpaid principal balance and shall be due and payable, together with all accrued and unpaid interest, on December 31, 2010.

         In addition to such principal payments, the Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding (computed on the basis of a 360 day year for actual days elapsed) at an annual rate as selected by the Borrower pursuant to the terms of Article 2 of the Agreement. Interest shall be payable as provided in the Agreement. Whenever the entire unpaid principal amount of this Note becomes due and payable (whether at the stated maturity hereof, by acceleration or otherwise) interest hereon shall thereafter be payable on demand at a rate as set forth in the Agreement, but in no event in excess of the maximum rate of interest permitted under any applicable law.

         This Note is the Term Note referred to in the Agreement, and is entitled to the benefits and subject to the terms thereof and may be prepaid in whole or in part (subject to the indemnity provided in the Agreement) as provided therein. This Note is secured by the Collateral described in each Security Agreement.

         Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amount then remaining unpaid under the Note may be declared immediately due and payable as provided in the Agreement.

         This Note shall be construed in accordance with and governed by the laws of the State of New York.

         This Note shall replace and supersede the $5,750,000 Term Note made by the Borrower to the order of the Bank dated as of July 31, 2003 (the "Prior Note"); provided, however, that the execution and delivery of this Note shall not in any circumstance be deemed to have terminated, extinguished or discharged the Borrower's indebtedness under such Prior Note, all of which indebtedness shall continue under and be governed by this Note and the documents, instruments and agreements executed pursuant hereto or in connection herewith. This Note is a replacement, increase, consolidation, amendment and restatement of the Prior Note and IS NOT A NOVATION. The Borrower shall also pay and this Note shall also evidence any and all unpaid interest on the Term Loan made by the Bank to the Borrower pursuant to Prior Note, and at the interest rate specified therein, for which this Note has been issued as replacement therefor.


                                               INTEGRAMED AMERICA, INC.


                                               By:/s/John W. Hlywak, Jr.
                                                     --------------------------
                                               Name: John W. Hlywak, Jr.
                                               Title:Senior Vice President and
                                                     Chief Financial Officer

                                      -2-